NEWS RELEASE
APG: TSX
AGT: AMEX

Apollo Gold Reports
First Quarter 2007 Results

Denver, Colorado - May 15, 2007 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) announced today a net loss of $4.6 million, or $0.03 per share, for the three months ended March 31, 2007, as compared to a net loss of $4.2 million, or $0.04 per share, for the three months ended March 31, 2006. Unless otherwise indicated, all dollar amounts are reported in US currency.

R. David Russell, President and CEO of Apollo, said, “I am pleased that we achieved our primary target for the quarter which was to complete the remediation of the Montana Tunnels mine and bring it back into production at the beginning of March 2007. The cost of the repair was approximately $15.5 million, towards which our 50/50 joint venture partner (Elkhorn Tunnels, LLC) contributed $14.25 million. The production and total cash costs results in March were encouraging and I now look forward to a quarter of steady metal production from the mine.”

First Quarter 2007 Highlights

Montana Tunnels

At the Montana Tunnels mine the open pit remediation program, which began in September 2006, was completed in late January 2007 when the new ramp system reached the bottom of the pit. Upon reaching the bottom of the pit, an additional amount of material was removed from the pit bottom to ensure good access to the ore body for the commencement of mill production.

Mill personnel were hired during late 2006 and early 2007 in preparation for the commencement of production, which occurred on March 1, 2007. At the time production commenced, a stockpile of 380,000 tons of lower grade ore had been built up in front of the mill, which would allow mill production, and therefore metal production, to continue if mining activity were temporarily interrupted.

The remediation program, which lasted from September 2006 to the end of February 2007, required the removal of 8.4 million tons of waste material at a total cost of $15.5 million. These costs, plus working capital of $2.5 million, were funded $14.25 million by Elkhorn Tunnels, LLC, our joint venture partner, $1.25 million by us and $2.5 million from a working capital loan to the joint venture from Teck Cominco Metals Ltd., our smelter contractor.

During the first quarter 2007, approximately 3,900,000 tons were mined, of which 685,000 tons were ore. The mill processed 382,000 tons of ore at an average throughput of 12,300 tons per day for the month and payable production was 2,300 ounces of gold, 125,000 ounces of silver, 650,000 lbs of lead and 1,850,000 lbs of zinc. Apollo’s share of this production was 50%.

In 2007, we plan to run the mill at a daily production rate of 14,600 tons per day. During March, the daily throughput of ore rose from 11,000 tons per day during the first week up to the planned level of 14,600 during the last week of the month. We anticipate that during the second quarter of 2007 we will achieve the average mill throughput rate at slightly improved grades of ore.

Total cash costs for March 2007 on a by-product basis were minus $270 per ounce of gold and on a co-product basis they were $418 per ounce of gold, $8.41 per ounce silver, $0.55 per lb of lead and $0.95 per lb of zinc.

Black Fox

During the first quarter 2007, our third party consultant, SRK Consulting, Inc., continued working on a new resource statement which we expect will contain an underground reserve. We anticipate that it will be completed during the second quarter of 2007 and be followed up six months later by a feasibility study.

Huizopa Project

During the first quarter 2007, the Company made payments ahead of schedule in settlement of certain claims and the outstanding land payments on its Huizopa properties. These payments resulted in Apollo’s 100% Mexican owned subsidiaries owning 100% of the 128 square kilometers mining concessions known as Huizopa.

Corporate

On January 17, 2007, the Company adopted a Shareholder Rights Plan (the “Rights Plan”). The Rights Plan was adopted to ensure the fair treatment of shareholders in connection with any take-over bid for common shares of Apollo. The Rights Plan seeks to provide shareholders with adequate time to properly assess a take-over bid without undue pressure. It also is intended to provide the Board with more time to fully consider an unsolicited take-over bid and, if applicable, to explore other alternatives to maximize shareholder value. The Rights Plan is not intended to prevent take-over bids that treat shareholders fairly.

The Rights Plan, adopted and effective in January 2007, will be presented for ratification by the shareholders at the Apollo Annual Meeting to be held in Denver at 10a.m. May 16, 2007. If approved by the shareholders, the Rights Plan would expire in January 2012.

On February 23, 2007, the Company completed a private placement of $8.6 million aggregate principal amount of convertible debentures with each $1,000 principal amount of the convertible debentures including 2,000 common share purchase warrants. The convertible debentures are convertible at the holder’s option at $0.50 per common share at any time until they mature. The Company has the option to force conversion of the convertible debentures under certain circumstances. The convertible debentures mature on February 23, 2009 and bear interest at a rate of 12% per annum during the first year and 18% per annum during the second year, payable annually beginning on February 23, 2008. The accompanying warrants, each of which is exercisable for one common share of the Company, have an exercise price of $0.50 per share and a term of two years.

Consolidated Financial Results Summary
(All Dollars in US, 000's unless otherwise stated)
	Three months ended March 31,
	2007	2006

Loss from continuing operations	$(4,647)	$(3,953)
Loss from discontinued operations	-	(250)
Net loss and comprehensive loss for the period	(4,647)	(4,203)

Basic and diluted net loss per share from (US$):
Continuing operations	$(0.03)	$(0.04)
Discontinued operations	-	-
	(0.03)	(0.04)

Basic and undiluted shares (weighted average)
outstanding (millions of shares)	142.7	116.6

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217    Toll Free: 1-877-465-3484
E-mail: info@apollogold.com    Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. These statements include comments regarding the availability of stockpiled ore for processing and production if mining activity were temporarily interrupted, future daily production rates, throughput rates, grades of ore, cash flow from the Montana Tunnels mine and the timing of completion of underground reserve and feasibility studies at Black Fox. These forward looking statements are subject to numerous risks, uncertainties and assumptions including unexpected changes in business and economic conditions, the results of independent Canadian NI 43-101 reports, the results of current and future exploration activities, and other factors disclosed under the heading “Risk Factors” in Apollo’s Annual Report on Form 10-K for the year ended December 31, 2006 and elsewhere in documents that Apollo files from time to time with the Toronto Stock Exchange, the American Stock Exchange, the United States Securities and Exchange Commission and other regulatory authorities. There can be no assurance that future developments affecting the Company will be those anticipated by management. The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. Apollo disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.